Exhibit 21

SUBSIDIARIES OF REGISTRANT

Franklin Securities, Inc., a Georgia corporation. Frandisco Property and Casualty Insurance Company, a Georgia corporation. Frandisco Life Insurance Company, a Georgia corporation.